Exhibit (k)(25)

OWL ROCK TECHNOLOGY INCOME CORP.

AMENDED AND RESTATED

MULTIPLE CLASS PLAN

INTRODUCTION

Owl Rock Technology Income Corp. (the “Company”) is a Maryland corporation. The Company’s Articles of Amendment and Restatement (the “Charter”) provide that shares of the Company may be divided into various classes that vary as permitted by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Company is a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. The Company has received exemptive relief (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”) to permit the Company to issue multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads (“CDSCs”) in accordance with Rule 18f-3 under the 1940 Act. Although not directly subject to Rule 18f-3 under the 1940 Act, as a condition to reliance on the Exemptive Order, the Company must comply with the provisions of Rule 18f-3 as if they applied to the Company.

Pursuant to the Exemptive Order, this Multiple Class Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of the Company, including a majority of its directors who are not “interested persons” (as defined in the 1940 Act) of the Company (the “Independent Directors”), pursuant to Rule 18f-3(d) under the 1940 Act.

The Company offers three classes of shares of common stock (“Shares”), designated as Class S, Class D, and Class I (each, a “Class,” and collectively, the “Classes”). Each Class of Shares represents interests in the same investment portfolio of the Company and has the same rights, preferences, voting powers, restrictions and limitations, except as provided in this Plan.

The Board, including a majority of the Independent Directors, has determined that this Plan, including the allocation of expenses, is in the best interest of the Company as a whole and each Class of Shares offered by the Company.

GENERAL DESCRIPTION OF CLASSES OFFERED

1.

Class S. Class S Shares were offered at an initial public offering price of $10.00 per share, which price shall not include any upfront selling commissions imposed by the Company; provided, however, if such Class S shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided further, however, that such financial intermediaries limit any such charges to 3.50% of the offering price per share for each Class S share. The Company intends to sell Class S Shares at a net offering price that it believes reflects the net asset value per Class S Share as determined in accordance with the Company’s share pricing policy. If the Company’s net asset value increases above its net proceeds per Class S Share, the Company will sell the Class S Shares at a higher price as necessary to ensure that Class S Shares are not sold at a net price that, after deduction of any applicable upfront selling commission, is below the Company’s net asset value per Share. The Company may also reduce the net offering price of Class S Shares pursuant to the Company’s share pricing policy. The Company has adopted a Shareholder Services Plan (a “12b-1 Plan”) under Rule 12b-1 under the 1940 Act applicable to Class S Shares. Pursuant to the 12b-1 Plan, Class S Shares of the Company are subject to an ongoing shareholder servicing fee of 0.85% of the aggregate net asset value of the Class S Shares of the Fund, to be paid monthly in arrears on an annualized basis. Shares bear the expenses attributable to the Class as described below under “Income and Expense Allocation” (“Class Expenses”). Class S Shares will be offered only to investors who meet certain suitability standards as described in the Company’s registration statement on Form N-2, as may be amended from time to time (the “Registration Statement”).

2.

Class D. Class D Shares were offered at an initial public offering price of $10.00 per share, which price shall not include any upfront selling commissions imposed by the Company; provided, however, if such Class D shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided further, however, that such financial intermediaries limit any such charges to 1.50% of the offering price per share for each Class D share. The Company intends to sell Class D Shares at a net offering price that it believes reflects the net asset value per Class D Share as determined in accordance with the Company’s share pricing policy. If the Company’s net asset value increases above its net proceeds per Class S Share, the Company will sell the Class D Shares at a higher price as necessary to ensure that Class D Shares are not sold at a net price that, after deduction of any applicable upfront selling commissions, is below the Company’s net asset value per Share. The Company may also reduce the net offering price of Class D Shares pursuant to the Company’s share pricing policy. The Company has adopted a 12b-1 Plan applicable to Class D Shares. Pursuant to the 12b-1 Plan, Class D Shares of a Fund are subject to an ongoing shareholder servicing fee of 0.25% of the aggregate net asset value of the Class D Shares of the Fund, to be paid monthly in arrears on an annualized basis. Class D Shares bear their Class Expenses, as described below. Class D shares are generally available for purchase only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through certain registered investment advisers, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors described in the Registration Statement.

3.

Class I. Class I Shares were offered at an initial public offering price of $10.00 per share, and are not subject to upfront selling commissions or ongoing shareholder servicing fees. The Company intends to sell Class I Shares at a net offering price that it believes reflects the net asset value per Class I Share as determined in accordance with the Company’s share pricing policy. If the Company’s net asset value increases above its net proceeds per Class I Share, the Company will sell the Class S Shares at a higher price as necessary to ensure that Class I Shares are not sold at a net price that, after deduction of any applicable upfront selling commissions, is below the Company’s net asset value per Share. The Company may also reduce the net offering price of Class I Shares pursuant to the Company’s share pricing policy. Class I Shares bear their Class Expenses, as described below. Class I Shares are generally available for purchase only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I Shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I Shares, (4) by the Company’s executive officers and directors and their immediate family members, as well as certain other affiliates of the Company as described in the Registration Statement or (5) other categories of investors described in the Registration Statement.

4.

Initial Investment Amounts. Class S and D Shares currently have a minimum initial investment amount of $25,000. Class I Shares currently have a minimum initial investment amount of $1,000,000. The investment minimums do not apply to shares purchased pursuant to the Company’s distribution reinvestment plan. The investment minimums may be changed or waived from time to time, in whole or in part, in the Dealer Manager’s discretion and without requiring shareholder approval.

5.

Additional Classes of Shares. The Board has the authority to create additional classes, or change features of existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act and the Company’s Charter.

INCOME AND EXPENSE ALLOCATION

Except for Class Expenses, all expenses incurred by the Company are allocated among the Class S, Class D and Class I Shares based on the aggregate net asset value of the Company attributable to each Class. Among other things, Class Expenses include:

1.	transfer agency fees and shareholder servicing expenses identified as being attributable to a specific Class of Shares;

2.	state securities registration or notification fees incurred by a specific Class of Shares;

3.	SEC registration fees incurred by a specific Class of Shares;

4.	accounting, audit and tax expenses relating to a specific Class of Shares;

5.

fees and other payments made to service providers for holders of a particular Class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services;

6.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific Class of Shares;

7.	litigation or other legal expenses relating only to a specific Class of Shares;

8.	Directors’ fees incurred as a result of time spent addressing issues relating only to a specific Class of Shares;

9.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific Class of Shares; and

10.	such other expenses actually incurred in a different amount by a Class or related to a Class’ receipt of services of a different kind or to a different degree than other Classes.

Expenses of the Company allocated to a particular Class of Shares of the Company are borne on a pro rata basis by each outstanding Share of that Class. Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Class pursuant to this Plan, are allocated to each Class of Shares of the Company on the basis of the aggregate net asset value of that Class in relation to the aggregate net asset value of the Company.

VOTING RIGHTS

Each Class of Shares will have exclusive voting rights with respect to matters that exclusively affect such Class and separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. For example, only Class S Shares and Class D Shares are subject to upfront selling commissions and ongoing shareholder servicing fees under the 12b-1 Plan. Thus, only Class S shareholders would vote on matters relating to Class S Shares under the 12b-1 Plan, and only Class D Shares would vote on matters relating to Class D Shares under the 12b-1 Plan.

CLASS DESIGNATION

Subject to the appropriate approval by the Board, the Company may alter the nomenclature for the designation of one or more Classes of Shares.

CONVERSION FEATURES; EXCHANGE PRIVILEGES

Shares of one Class may be exchanged or converted, including at the option of a shareholder, for Shares of another Class of the Company (an “Intra-Company Exchange”), if and to the extent an applicable Intra-Company Exchange privilege is disclosed in the Company’s then current prospectus and subject to the terms and conditions (including the imposition or waiver of any sales load or repurchase fee) set forth in the prospectus, provided that the shareholder requesting the Intra-Company Exchange meets the eligibility requirements of the Class into which the shareholder seeks to exchange.

ADDITIONAL INFORMATION

This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Class of Shares of the Company; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for the Company contains additional information about the Classes, the Company and the Company’s multiple class structure.

DATE OF EFFECTIVENESS

After approval by a majority of the Board, including a majority of the Independent Directors, this Plan will become effective upon the commencement of the Company’s operations. This Plan may be amended from time to time by the Board in accordance with Rule 18f-3 under the 1940 Act.

Adopted: November 28, 2023